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                                                                      EXHIBIT 23

                              CONSENT OF KPMG LLP

The Board of Directors and Shareholders of SM&A Corporation

We consent to incorporation by reference in the Annual Report on Form 10-K of SM&A Corporation of our report dated March 13, 2000, relating to the consolidated balance sheets of SM&A Corporation and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, shareholders' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of SM&A Corporation.

Orange County, CA
April 7, 2000

                                                /s/ KPMG LLP